Exhibit 8

List of Principal Subsidiaries

Of

Gruma, S.A. de C.V.

Subsidiary	Jurisdiction of Incorporation

Grupo Industrial Maseca, S.A. de C.V. (“GIMSA”)	Mexico

Molinera de México, S.A. de C.V. (“Molinera de México”)	Mexico

Productos y Distribuidora Azteca, S.A. de C.V. (“PRODISA”)	Mexico

Gruma Corporation	Nevada, United States

Azteca Milling LP (1)	Texas, United States

Gruma Centroamérica, LLC	Nevada, United States

Molinos Nacionales, C.A. (“MONACA”)	Venezuela

Derivados de Maíz Seleccionado, C.A. (“DEMASECA”)	Venezuela

Investigación de Tecnología Avanzada, S.A. de C.V.	Mexico

(1) Percentage of equity capital owned by us directly or through subsidiaries